                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        COMMISSION FILE NUMBER 1-11422

                        SOUTHWESTERN LIFE HOLDINGS, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            717 NORTH HARWOOD STREET, DALLAS, TX 75201 (214) 954-7111
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          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


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   (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                      UNDER SECTION 13(a) OR 15(d) REMAINS)

          PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE
              RULE PROVISION(s) RELIED UPON TO TERMINATE OR SUSPEND
                            THE DUTY TO FILE REPORTS:

                 RULE 12G-4(a)(1)(i)  |X|   RULE 12H-3(b)(1)(i)  |X|
                 RULE 12G-4(a)(1)(II) |_|   RULE 12H-3(b)(1)(II) |_|
                 RULE 12G-4(a)(2)(i)  |_|   RULE 12H-3(b)(2)(i)  |_|
                 RULE 12G-4(a)(2)(II) |_|   RULE 12H-3(b)(2)(II) |_|
                                            RULE 15D-6           |_|

           APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR
NOTICE DATE:    14
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      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, SOUTHWESTERN LIFE HOLDINGS, INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE
         SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE:   June 21, 2001               By:     /s/ Jacques E. Dubois
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                                            Name:  Jacques E. DuBois
                                            Title:  Chairman

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.